Exhibit 99.1

First Commonwealth Financial Corporation Expands Presence in Cincinnati with Acquisition of
CenterGroup Financial, Inc.
First Commonwealth Financial Corporation (“First Commonwealth”) (NYSE: FCF), the holding company for First Commonwealth Bank, and CenterGroup Financial, Inc. (“CenterGroup”), the holding company for CenterBank, today jointly announced the signing of an Agreement and Plan of Merger (“Agreement”) providing for the merger of CenterGroup with and into First Commonwealth in an all-stock transaction valued at approximately $54.6 million in the aggregate, based upon the closing stock price of First Commonwealth as of December 17, 2024. Following the merger of CenterGroup with and into First Commonwealth, CenterBank will merge with and into First Commonwealth Bank.
The business combination will significantly increase First Commonwealth’s presence in the Cincinnati market, adding approximately $348.4 million of total assets[1], 3 branch locations, a loan production office and a mortgage office to First Commonwealth’s Cincinnati franchise. The transaction helps further First Commonwealth’s commercially focused strategy within the Cincinnati market by adding a customer base that is 65% business.
Under the terms of the Agreement, which has been approved by the boards of directors of both companies, CenterGroup shareholders will be entitled to receive a fixed exchange ratio of 6.10 shares of First Commonwealth common stock for each CenterGroup common share. The merger is expected to qualify as a tax-free reorganization and is expected to be completed in the first half of 2025, subject to certain closing conditions, including approval by CenterGroup shareholders and customary bank regulatory approvals.
“We are pleased to welcome CenterBank into our organization, further expanding our commercial franchise within the attractive Cincinnati market. We have known the CenterBank team for a long time and believe their customer-focused, commercially oriented business model is a strong cultural alignment and augments our existing Cincinnati growth plans,” said Mike Price, President and Chief Executive Officer of First Commonwealth. “The expansion of our branch network within greater Cincinnati allows us to attract additional talent, create meaningful customer relationships and deepen our penetration within the market.”
“We are excited to partner with First Commonwealth’s growing and profitable franchise and believe the cultural alignment between our organizations is the ideal next chapter for CenterBank’s customers, employees and shareholders. We have admired First Commonwealth’s business and reputation within this market and are excited to be a part of its further expansion in Cincinnati. This combination also adds expanded banking products to our organization resulting in an enhanced experience for our customers, employees and community,” said Stewart Greenlee, President and Chief Executive Officer of CenterGroup.
Excluding certain one-time merger charges, the transaction is expected to be approximately 2% accretive to First Commonwealth’s earnings in 2025, and approximately 3% accretive to earnings in 2026 once anticipated cost savings are fully phased in. Estimated tangible book value dilution is expected to be less than 2%, including the impact of estimated one-time charges.
Advisors
Raymond James & Associates, Inc. is serving as financial advisor and Squire Patton Boggs (US) LLP is serving as legal counsel to First Commonwealth. Janney Montgomery Scott is serving as financial advisor and Dinsmore & Shohl, LLP is serving as legal counsel to CenterGroup.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services Company with 125 community banking offices in 30 counties throughout western and central Pennsylvania and throughout Ohio, as well as commercial lending operations in Pittsburgh and Harrisburg, Pennsylvania, and Canton,

[1] As of September 30, 2024

Cleveland, Columbus and Cincinnati, Ohio. The Company also operates mortgage offices in Wexford, Pennsylvania, as well as Hudson and Lewis Center, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, equipment finance, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.
About CenterGroup Financial Corporation
CenterGroup’s wholly owned subsidiary, CenterBank, founded in 2000, was built upon an old concept: community banking. CenterBank knows its customers on a first name basis, keeps an open-door policy, and works hard to find common sense solutions for its customers. Specific product sets have been developed for deposits, residential mortgages and full-service banking to owner-managed businesses in the Greater Cincinnati market. CenterBank specializes, and that gives it the opportunity to deliver best in class service to its specific customer niche while effectively managing operating risk. CenterBank has sought to maximize growth within the constraints of acceptable profitability and capital levels to ensure stable and positive regulatory ratings. To learn more about CenterGroup and CenterBank please visit www.center.bank.
Forward-looking Statements:
This joint press release of First Commonwealth and CenterGroup contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of First Commonwealth and CenterGroup.
Forward-looking statements are typically identified by words such as “believe”, “plan”, “expect”, “anticipate”, “intend”, “outlook”, “estimate”, “forecast”, “will”, “should”, “project”, “goal”, and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in First Commonwealth reports filed with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals in a timely manner and without significant expense or other burdens; ability to meet other closing conditions to the merger, including approval by CenterGroup shareholders; delay in closing the merger; difficulties and delays in integrating the businesses of CenterGroup and First Commonwealth or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of First Commonwealth products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize anticipated cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and the actions and policies of the federal and state bank regulatory authorities and legislative and regulatory actions and reforms. First Commonwealth and CenterGroup undertake no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

CONTACT
Media Relations:
Ron Wahl
Communications and Media Relations
Phone: 724-463-6806
E-mail: RWahl@fcbanking.com

Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com